CERTIFICATE OF ELIMINATION OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

AND THE

SERIES C CONVERTIBLE PREFERRED STOCK

OF

PALATIN TECHNOLOGIES, INC.

        Palatin Technologies, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, certifies that on March 10, 2009, the Company’s Board of Directors adopted the following resolutions:

        RESOLVED that the Board of Directors determines that no previously issued shares of Series B Convertible Preferred Stock of the Company or Series C Convertible Preferred Stock of the Company remain outstanding, and that all previously outstanding shares of Series B Convertible Preferred Stock of the Company or Series C Convertible Preferred Stock have been converted to common stock of the Company; and

        RESOLVED that the Board of Directors determines that no further shares of Series B Convertible Preferred Stock or Series C Convertible Preferred Stock will be issued pursuant to either the Certificate of Designations for the Series B Convertible Preferred Stock or the Certificate of Designations for the Series C Convertible Preferred Stock; and

        RESOLVED that the Certificate of Designations for the Series B Convertible Preferred Stock and the Certificate of Designations for the Series C Convertible Preferred Stock should be eliminated from the restated certificate of incorporation, as amended by certificates of amendment filed on July 19, 1996, September 5, 1997 and May 4, 2005, of the Company (the “Restated Certificate of Incorporation”; and

        FURTHER RESOLVED that the executive officers of the Company are authorized and directed to execute, have acknowledged and file with the Secretary of State of the State of Delaware a certificate setting forth these resolutions, with the intent that pursuant to Section 151(g) of the Delaware General Corporation Law such certificate shall have the effect of eliminating from the Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designations for the Series B Convertible Preferred Stock and the Certificate of Designations for the Series C Convertible Preferred Stock.

        IN WITNESS WHEREOF, in accordance with the provisions of Sections 103(a)(2) and 103(b)(2) of the General Corporation Law of the State of Delaware, the Company executes and acknowledges this certificate on this 4th day of June, 2009.

PALATIN TECHNOLOGIES, INC.

By:	/s/ Stephen T. Wills
Name: Stephen T. Wills, CPA, MST Title: Executive Vice President - Operations, Chief Financial Officer and Secretary